Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
COMSTOCK RESOURCES, INC.

Restrictions on Trading Comstock Resources, Inc. Common Stock
During the 401(k) Plan Blackout Period

The Company has previously provided notice to you regarding its determination to change the recordkeeper for the Comstock Resources, Inc. 401(k) Plan (the "Plan"), effective June 21, 2010.  In order to implement this transition, Plan activity was restricted such that Plan participants would not be able to direct or diversify the investments in their Plan accounts, including transactions involving shares of Comstock Resources common stock, or obtain distributions from the Plan for a specified period of time (the "Blackout Period").  During the Blackout Period, the Company's directors and executive officers were subject to trading restrictions, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and the SEC's Regulation Blackout Trading Restriction.

Termination of Blackout Period

We previously informed you that the Blackout Period would begin at 4:00 pm (Eastern Time) on June 16, 2010 and was expected to end on July 9, 2010.  In fact, the Blackout Period will end commencing at 9:00 am (Eastern Time) on July 1, 2010, because the transition to a new recordkeeper for the Plan is complete and did not take as long as anticipated.  There is no other change in the information previously provided to you.

Questions

If you have any questions concerning transactions in the Company's common stock, this notice or the Blackout Period, including whether the Blackout Period has started or ended, please contact Roland Burns at 5300 Town & Country Blvd., Suite 500, Frisco, TX  75034, Tel. 972 668-8800.

July 1, 2010